Winthrop Realty Trust TRADED: NYSE: FUR 7 Bulfinch Place, Suite 500 Boston, MA 02114

Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com

FOR IMMEDIATE RELEASE
August 8, 2012

WINTHROP REALTY TRUST ANNOUNCES PRICING OF
$75.0 MILLION OF SENIOR NOTES

FOR IMMEDIATE RELEASE – BOSTON, August 8, 2012 -- Winthrop Realty Trust (NYSE:FUR) (“Winthrop”) today announced the pricing of $75.0 million principal amount of 7.75% Senior Notes due 2022 (the “Notes”) at an issue price of 100% of par value.  The offering is expected to close on August 15, 2012, subject to certain closing conditions. Winthrop has applied to list the Notes on the New York Stock Exchange under the symbol “WRT” and, if the application is approved, expects trading of the Notes on the New York Stock Exchange to begin within 30 days after the Notes are first issued.

Interest on the Notes will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on November 15, 2012, at a rate of 7.75% per year and the Notes will mature on August 15, 2022, unless earlier repurchased or redeemed.  In connection with this offering, the underwriters will be granted a 30-day option to purchase an additional $11.25 million principal amount of Notes to cover over-allotments, if any.

Winthrop estimates that the net proceeds from the offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by Winthrop, will be approximately $72.25 million, or approximately $83.16 million if the underwriters’ overallotment option is exercised in full.  In exchange for a promissory note which will have the same principal amount, interest payment terms and maturity date as the Notes, Winthrop will loan the net proceeds of this offering to its operating partnership.  The operating partnership will use the net proceeds to fund future acquisitions and/or for general working capital purposes, including funding capital expenditures, tenant improvements and leasing commissions.  The Notes will be secured by a first priority security interest in the promissory note.  To the extent the over-allotment option is exercised, Winthrop will contribute the net proceeds to the operating partnership in exchange for one or more promissory notes with an aggregate face value equal to the aggregate principal amount of over-allotment Notes issued.  The Notes will also be secured by a first priority security interest in any such additional promissory notes.

Barclays Capital Inc., Stifel, Nicolaus & Company, Incorporated and Jefferies & Company, Inc. are acting as joint book-running managers for the offering.  Credit Suisse Securities (USA) LLC is acting as lead manager for the offering and KeyBanc Capital Markets and MLV & Co. LLC are acting as co-managers for the offering.

Winthrop Realty Trust TRADED: NYSE: FUR 7 Bulfinch Place, Suite 500 Boston, MA 02114

The offering is being made pursuant to Winthrop’s effective shelf registration statement previously filed with the Securities and Exchange Commission.  The Notes offering will be made only by means of the prospectus included in such shelf registration statement, a related prospectus supplement and a related free writing prospectus, which contains, among other things, the pricing terms related to the Notes.  Copies of these  documents may be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by email at Barclaysprospectus@broadridge.com or by telephone at (888) 603-5847; from Stifel, Nicolaus & Company, Incorporated, One South Street, 15th Floor, Baltimore, MD 21202, Attention: Syndicate Department or by telephone at (443) 224‐1988; or from Jefferies & Company, Inc., Attn: Debt Capital Markets, 520 Madison Avenue, 8th Floor, New York, NY, 10022 or by telephone at (201) 761-7610 or by email at Prospectus_Department@Jefferies.com.

Electronic copies of the prospectus, prospectus supplement and the related free writing prospectus are available on the website of the Securities and Exchange Commission at http://www.sec.gov.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.
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Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.  Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These risks and uncertainties are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.